NOTIFICATION  OF  THE  REMOVAL  FROM  LISTING  AND REGISTRATION OF THE STATED
SECURITIES

The American Stock Exchange LLC hereby notifies  the  SEC of its intention to
remove   the  entire  class  of  the  stated  securities  from  listing   and
registration on the Exchange at the opening of business on August 6, 2009 pursuant to the provisions of Rule 12d2-2 (a). 17CFR240.12d2-2(a)(3)

The removal of KBL HEALTHCARE ACQUISITION CORP. III Common Stock, $.0001 par value and Units, each consisting of one share of Common Stock and one Common Stock Purchase Warrant, are being effected because the Exchange knows or is reliably informed that at the close of business on July 24, 2009 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

The security was suspended from trading by the Exchange on July 27, 2009.